Exhibit 10.1

June 11, 2013

PERSONAL AND CONFIDENTIAL

John T. Hanson

C/O Dialogic Inc.

1504 McCarthy Boulevard

Milpitas, CA 95035

Dear John:

You and Dialogic Inc. (“Company”) are party to an employment agreement dated September 26, 2011 (“Employment Agreement”). This letter (“Agreement”) summarizes the terms of your separation from employment with the Company and the severance arrangement and release between you and the Company. You acknowledge that the Company is your sole employer as of the date of this Agreement. The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship, to release the Releasees (as defined below) from any claims and to permit you to receive severance pay and related benefits. With these understandings and in exchange for the promises of you and the Company as set forth below, you and the Company agree as follows:

A.	Separation From Employment

1. Employment Status. Your employment with the Company shall terminate effective June 14, 2013 (the “Separation Date”). You agree to provide the Company with a letter satisfactory to the Company, on or prior to the Separation Date where you resign from your position as Executive Vice President and Chief Financial Officer of the Company as well any other positions that you hold in the Company or any affiliate or as any director or officer thereof. Thereafter you agree to sign such other documents as reasonably necessary as determined by the Company to give effect to such resignations. The Company will also provide a draft of the Form 8-K disclosure announcing your departure from the Company to you and your counsel for review and comment prior to filing with the Securities and Exchange Commission.

2. Final Payments. As of the Separation Date, your salary shall cease and you shall no longer be entitled to the payment of base salary, bonus, incentive compensation or any form of compensation, except as set forth in this Agreement. On the Separation Date, the Company shall pay you (i) all earned but unpaid base salary up to and through the Separation Date, and (ii) all accrued but unused vacation up to and through the Separation Date. The Company will also reimburse you for all appropriately documented business expenses in accordance with Company policy; provided, however, that you must submit all documentation of any such expenses within thirty (30) days of the Separation Date to receive reimbursement for such expenses.

3. Benefits Cessation. As of the Separation Date, any entitlement you have or might have under a Company-provided benefit plan, program or practice shall terminate, except as required by law or as otherwise described below in Section B. Your rights to benefits, if any, are governed by the terms of those benefit plans and programs. The first of the month following the Severance Period shall be the date of the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). You will receive COBRA information under separate cover.

Dialogic Inc.
www.dialogic.com	1515 Route 10 East Parsippany, NJ 07054 Phone: 973 967-6607 John Hanson

4. Stock Options. Attached as Exhibit B. is a stock statement indicating all stock options or other equity benefits provided to you by the Company. All options or other equity awards issued to you which were not vested as of the Separation Date will terminate on your Separation Date pursuant to the terms of the applicable stock option plan, stock agreement and other related documents currently in effect. Your exercise and/or subsequent sale of all options or other equity awards will be governed by the terms of the applicable stock option plan, stock agreement, other related documents currently in effect as well as applicable rules and regulations of general applicability.

Dialogic Inc.
www.dialogic.com	1515 Route 10 East Parsippany, NJ 07054 Phone: 973 967-6607 John Hanson

B.	Severance and Related Benefits

In consideration of and subject to your execution of this Agreement and after the review and revocation period described in Section C.2. (c) and (e) have expired and this Agreement has become effective and enforceable and provided you comply with your obligations hereunder, the Company will provide you with the following:

1.	Severance Payment. The Company shall make a lump sum cash payment to you equal to Two hundred and fifty thousand dollars ($250,000.00), less all applicable withholdings and deductions (the “Cash Severance Benefits”), paid in equal installments on the Company’s normal payroll schedule for the first four (4) months following your Separation from Service provided that no payment shall be made until the seven (7) day revocation period mentioned below has expired without your revocation of the Agreement, subject to any delay in payment required by Section B.4 below. If you execute this Agreement on June 11, 2013, the first payment shall be made with the normal payroll scheduled to occur on June 21, 2013.

2.	COBRA Premium Amount. If you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following your Separation from Service, then the Company shall pay the employer’s portion of your monthly premium payments directly to the applicable carrier as and when due (except set forth below) for medical, dental and vision coverage subject to your payment of the applicable employee contribution (based on your current coverage selection and based on the same amount which the Company contributed to such benefits during your employment) (the “COBRA Premium Amount”) until the earliest of (A) the close of the 6 month period following the Separation from Service, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company shall instead pay you on the first day of each month of the remainder of the COBRA Payment Period a fully taxable cash payment equal to the monthly COBRA Premium Amount, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period. On the sixtieth (60th) day following your Separation from Service, the Company will make the first payment under this clause (and, in the case of the Special Severance Payment, such payment will be made you, in a lump sum) equal to the aggregate amount of payments that the Company would have paid through such date had such payments commenced on the Separation from Service through such sixtieth (60th) day, with the balance of the payments paid thereafter on the schedule described above, subject to any delay in payment required by Section B.4 below. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease.

Dialogic Inc.
www.dialogic.com	1515 Route 10 East Parsippany, NJ 07054 Phone: 973 967-6607 John Hanson

3.	Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance, or benefits from the Company or its affiliates on or after the Separation Date. You further acknowledge and agree that upon receipt of the payments and benefits set forth in Sections B.1 and B.2, you will have received all severance benefits to which you may be entitled, including any such benefits as provided in your Employment Agreement. It is understood that the Indemnity Agreement between you and the Company dated August 9, 2012 (“Indemnity Agreement”) shall survive the termination of the employment relationship and remain in full force and effect after the Separation Date, pursuant to its terms. In addition, nothing in this Agreement eliminates any rights you have to vested amounts under the Company’s 401(k) retirement plan.

Dialogic Inc.
www.dialogic.com	1515 Route 10 East Parsippany, NJ 07054 Phone: 973 967-6607 John Hanson

4.

409A Compliance. It is expected, as of the date of this Agreement, that upon your Separation Date, you will, at that time, have a Separation from Service. For purposes of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”), all payments made under this Agreement, including without limitation your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise), shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. All of the payments under this Agreement, including but not limited to the Cash Severance Benefits and the COBRA Premium Amount, are intended to satisfy the requirements for the exemptions from application of Section 409A provided under Treasury Regulation Sections 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9), and any ambiguities herein shall be interpreted accordingly. For purposes of compliance with Treasury Regulation Section 1.409A-1(b)(4), any amounts that are payable in reliance on such exemption will be paid, in all cases, not later than the 15th day of the third calendar month following the year in which such amounts are no longer subject to a substantial risk of forfeiture. It is intended that any severance payment and any other benefits provided hereunder that are not exempt from application of Section 409A shall be interpreted and administered so as to comply with the requirements of Code Section 409A to the greatest extent possible, including the requirement that, notwithstanding any provision to the contrary in this Agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and to the extent payments due to you upon a Separation from Service are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments (or delayed issuance of any shares subject to stock awards that are not themselves exempt from Code Section 409A) is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you (or such shares issued) until the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. For clarity, all of your currently outstanding restricted stock unit award agreements provide that any shares vesting under those agreements shall be issued not later than December 31 of the year in which the shares subject thereto are no longer subject to a substantial risk of forfeiture or, if permitted without penalty under Section 409A, the 15th day of the third calendar month after the year in which the shares subject thereto are no longer subject to a substantial risk of forfeiture.

5. If any payment or benefit you would receive from the Company under this Agreement (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt of the greatest economic benefit

Dialogic Inc.
www.dialogic.com	1515 Route 10 East Parsippany, NJ 07054 Phone: 973 967-6607 John Hanson

notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments shall occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options; (c) cancellation of accelerated vesting of stock options; and (d) reduction of other benefits paid to you. Within any such category of payments and benefits (that is, (a), (b), (c) or (d)), a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are.

6.	Taxes. All payments to you set forth in this Agreement shall be subject to all applicable federal, state and/or local withholding and/or payroll taxes, and the Company may withhold from any amounts payable to you in order to comply with such withholding obligations.

7.	Attorneys Fees. The Company will pay your legal expenses incurred through the effective date of this Agreement, not to exceed $5,000.

C.	General Release of Claims; Accord and Satisfaction

1. a. Employee Release. In exchange for the Cash Severance Benefits provided in Section B.1 and the Cobra Premium Amount provided in Section B.2 you hereby agree that you and your representatives, agents, estate, heirs, successors and assigns (“You”) release, remise, discharge, indemnify and hold harmless the Releasees (defined to include the Company and all of its affiliates, and subsidiaries, and their predecessors, successors, parents, subsidiaries, divisions, affiliates, assigns, plan sponsors and plan fiduciaries, and its and their current and former directors, shareholders, investors, fiduciaries, officers, employees, representatives, attorneys and/or agents, all both individually, in their capacity acting on the Company’s behalf, and in their official capacities), of and from any and all actions or causes of action, suits, claims, complaints, obligations, liabilities, contracts, agreements, promises, debts and damages, whether existing or contingent, known or unknown, suspected or unsuspected, arising up to and including the date of execution of this Agreement, including, but not limited to, any and all claims arising out of or in connection with (i) the Employment Agreement and your employment and separation from employment with the Company; (ii) any federal, state or local law, constitution or regulation or Company policy regarding either securities, employment, employment benefits, stock options or employment discrimination and/or retaliation including, without limitation, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, Sections 1981 through 1988 of Title 42 of the United States Code, the Equal Pay Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Employee Retirement Income Security Act, Age Discrimination in Employment Act; the Older Workers’ Benefits Protection Act, the New Jersey Equal Pay Act, the New Jersey Law Against Discrimination, the New Jersey wage-hour and wage-payment laws, the New Jersey Worker Health and Safety Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Family Leave Act, the New Jersey Occupational Safety and Health Laws, the New Jersey Civil Rights Act, the New Jersey Statues Annotated, “Workers’ Compensation: Retaliation” provision, the New Jersey Statutes Annotated, “Political Activities of Employee” provision, and any other federal, state or local statute, rule, regulation and ordinance; and claims for fraud, libel, slander, breach of implied or express, oral or written, contract, tort, promissory estoppel, or under common law or in equity. This release is intended by You to be all encompassing and to act as a full and total release of any claims, whether specifically enumerated herein or not, that You have, may have or have had against the Releasees up to the date of execution of this Agreement. As a further condition of receiving severance benefits, in the event this

Dialogic Inc.
www.dialogic.com	1515 Route 10 East Parsippany, NJ 07054 Phone: 973 967-6607 John Hanson

Agreement is executed prior to your Separation Date, You will be required to sign and date the Supplemental Agreement attached as Exhibit A to this Agreement, confirming that You release all claims arising through and including your Separation Date.

2. Company Release. In exchange for the release and other promises provided herein, the Company releases you from any and all claims, liabilities, or obligations of every kind and nature, whether they are known or unknown, arising out of, or in any way related to, events, acts, conduct, or omissions that occurred prior to or on the date the Company signs this agreement; provided, however that this release shall not extend to claims unknown to the Company at the date of this Agreement arising from your fraud or willful misconduct or unauthorized use or disclosure of proprietary or trade secret information.

3. Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967.

Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

(a) in consideration for the amounts described in Section B of this Agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Releasees to the extent such rights and/or claims arose prior to the date this Agreement was executed.

(b) you understand that rights or claims under the ADEA which may arise after the date this Agreement is executed are not waived by you.

(c) you are advised that you have twenty-one (21) days to review this Agreement and consider its terms before signing it (although you may sign it sooner) and such twenty-one (21) day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this Agreement.

(d) in entering into this Agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

(e) You may revoke this Agreement for a period of seven (7) days following your execution hereof and all rights and obligations of both parties under this Agreement shall not become effective or enforceable until the seven (7) day revocation period has expired.

4. Accord and Satisfaction. The parties mutually agree that the payments and benefits set forth in this Agreement, together with payments and benefits the Company previously provided to you, are above and beyond any payments or benefits or promises to which either party is are otherwise entitled, in addition to complete payment, settlement, accord and satisfaction with respect to all obligations and liabilities of the Releasees to You, and of You to the Company Releasors, with respect to all claims, causes of action and damages that could be asserted by You against the Releasees or by the Company Releasors against You regarding or arising out of your employment or separation from employment with the Company, including, without limitation, all claims for wages, salary, commissions, draws, car allowances, incentive pay, bonuses, business expenses, vacation, stock, stock options, acceleration of stock or stock options, severance pay,

Dialogic Inc.
www.dialogic.com	1515 Route 10 East Parsippany, NJ 07054 Phone: 973 967-6607 John Hanson

attorneys’ fees, compensatory damages, exemplary damages, or other compensation, benefits, costs or sums. Furthermore, each party acknowledges that it is waiving its rights or claims in exchange for consideration in addition to anything of value to which it is already entitled.

D.	Confidentiality of Agreement; Non-Admission

No Admissions/Covenant Not to Sue. The parties understand and agree that the releases and accord and satisfaction set forth in Section C are not an admission by You or the Releasees that any such claims exist and/or of liability by You or the Releasees with respect to such claims. Nothing in this Agreement, nor any of the proceedings connected with it, is to be construed as, offered as, received as, or deemed to be evidence of an admission by You or the Releasees of any liability or unlawful conduct whatsoever, and each of You and the Releasees expressly deny any such liability or wrongdoing. The release and the accord and satisfaction in Section C are, however, and may be asserted by any one or more of You or the Releasees as an absolute and final bar to any suit or proceeding brought by You against any one or more of the Releasee or by one or more of the Company Releasors against You.

E.	Return of Company Property

On the Separation Date, you agree to return to the Company all Company property and materials, including but not limited to, personal computers, laptops, diskettes, intangible information stored on diskettes, software programs and data compiled with the use of those programs, software passwords or codes, tangible copies of trade secrets and confidential information, cellular phones, telephone charge cards, manuals, building keys and passes, names and addresses of all Company customers and potential customers, customer lists, customer contacts, sales information, memoranda, sales brochures, business or marketing plans, reports, projections, and any and all other information or property previously or currently held or used by you that is or was related to your employment with the Company. You agree that if you discover any other Company or proprietary materials in your possession after the Separation Date, you will immediately notify the Company and return such materials to the Company.

F.	Post-Employment Obligations

1. Contractual Obligations: You confirm the existence and continued validity of any terms within your Employment Agreement which were meant to survive termination. You also confirm the existence and continued validity of any and all documents executed together with or subsequent to your Employment Agreement, as amended which were meant to survive termination of the employment relationship including but not limited to any documents setting out your confidentiality, non-solicitation, assignment of invention, compliance with Company policies and other associated obligations and any documents setting out arbitration provisions (collectively referred to herein as “Annexes”). You agree that your obligations under the Annexes expressly survive the termination of your employment.

2. Nondisparagement Obligations. You agree not to take any action or make any statement, written or oral, which disparages or criticizes the Releasees, their management, directors, investors, or any other parties involved in a business relationship with the Releasees, or their practices, or which disrupts or impairs any of Releasee’s normal operations, including actions or statements that would (1) harm the reputation of a Releasee with its current and prospective customers, distributors, suppliers, other business partners, or the public; or (2) interfere with existing contractual or employment relationships with current and prospective customers, suppliers, distributors, other business partners or Releasee employees. The Company (through its officers and

Dialogic Inc.
www.dialogic.com	1515 Route 10 East Parsippany, NJ 07054 Phone: 973 967-6607 John Hanson

directors and authorized representatives and attorneys) agrees not to disparage you in any manner reasonably likely to be harmful to you or your business, business reputation or personal reputation. Notwithstanding the foregoing provisions of this Section F.2 nothing within this section shall prevent either party from responding accurately and fully to any question, inquiry or request for information when a non-disclosure agreement is in place or is required by legal process or a government body and nothing in this Section F.2 shall bar either party from providing truthful testimony in any legal proceeding or from cooperating with any governmental agency in any manner whatsoever.

G.	Notices and General Provisions

1. Notices. Notice of any issues arising under this Agreement or arising out of or relating to your employment with the Company shall be provided in writing via facsimile and email to the following:

a. If to the Company:

Anthony Housefather

Executive Vice President and General Counsel

6700, Cote-de-Liesse Road

Suite 100

Saint-Laurent, Quebec

H4T 2B5 Canada

(514) 832-3577 (phone)

514-745-0055 (fax)

anthony.housefather@dialogic.com (email)

b. If to You:

Nancy A. Temple

Katten & Temple LLP

542 S. Dearborn Street, 14th Floor

Chicago, IL 60605

(312) 663-0800 (phone)

(312) 663-0900 (facsimile)

ntemple@kattentemple.com

Dialogic Inc.
www.dialogic.com	1515 Route 10 East Parsippany, NJ 07054 Phone: 973 967-6607 John Hanson

2. This Agreement is the entire agreement between you and the Company, and all previous agreements or promises between you and the Company are superseded, null and void, except for the Annexes, which shall remain in full force and effect in accordance with its/their terms.

3. In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning. This Agreement may not be changed, amended, modified, altered or rescinded except upon the express written consent of both you and an authorized Company officer. Any waiver of any provision of this Agreement by the Company shall not constitute a waiver of any other provision of this Agreement unless the Company expressly so indicates otherwise.

4. The law of the State of New Jersey will govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement, This Agreement may be modified only by a written agreement signed by you and an authorized Company representative. This Agreement shall not be assigned by you but shall be binding on the parties hereto and their respective heirs, legal representatives, successors and assigns and shall inure to the benefit of the Company’s successors and assigns.

5. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, any matter related to your employment with the Company, or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration by JAMS, Inc. (“JAMS”) or its successor, under JAMS’ then applicable rules and procedures. You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The prevailing party shall be entitled to recover legal fees incurred in any arbitration or injunctive proceeding in court.

6. If one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

Dialogic Inc.
www.dialogic.com	1515 Route 10 East Parsippany, NJ 07054 Phone: 973 967-6607 John Hanson

7. INTERPRETATION; CONSTRUCTION. THIS AGREEMENT HAS BEEN DRAFTED BY THE COMPANY, BUT YOU HAVE PARTICIPATED IN THE NEGOTIATION OF ITS TERMS. FURTHERMORE, YOU HAVE HAD THE OPPORTUNITY TO REVIEW AND REVISE THE AGREEMENT AND HAVE IT REVIEWED BY YOUR OWN INDEPENDENT LEGAL COUNSEL AND/OR TAX AND FINANCIAL ADVISOR WITH REGARD TO THE TERMS HEREOF, IF DESIRED, AND, THEREFORE, THE NORMAL RULE OF CONSTRUCTION TO THE EFFECT THAT ANY AMBIGUITIES ARE TO BE RESOLVED AGAINST THE DRAFTING PARTY SHALL NOT BE EMPLOYED IN THE INTERPRETATION OF THIS AGREEMENT. YOU FURTHER ACKNOWLEDGE THAT NO REPRESENTATIVE OR AGENT OF THE COMPANY HAS PROVIDED YOU WITH ANY TAX OR LEGAL ADVICE OF ANY NATURE.

8. This Agreement is binding on both parties and their successors and assigns. In the event the Company enters into a transaction in which it proposes to sell all or substantially all of its assets prior to the completion of its payment obligations under Sections B1 and B2 then either (a) the potential purchaser must agree in writing to be bound by the provisions of this Agreement to pay the outstanding amounts when they fall due following the completion of the transaction; or (b) the Company shall pay any payment balance outstanding under Sections B1 and B2 prior to the completion of the transaction in a lump sum amount.

If you agree to the terms of this Agreement, please sign and date below and return this Agreement to me. Because the Company cannot leave this offer of severance open indefinitely, please note that this offer of severance shall expire at 5:00 p.m. (eastern standard time) on Tuesday, June 11, 2013 (the “Expiration Date”). Accordingly, please return an executed copy of this Agreement to:

Rosanne Sargent

Senior Vice President, Human Resources

Dialogic Inc.

1515 Route Ten, East

Parsippany, NJ 07054

on or before the Expiration Date.

Sincerely,

DIALOGIC INC.

By:	/s/ Rosanne Sargent
Rosanne M. Sargent
Senior Vice President, Human Resources

Dialogic Inc.
www.dialogic.com	1515 Route 10 East Parsippany, NJ 07054 Phone: 973 967-6607 John Hanson

YOU REPRESENT THAT YOU HAVE READ THE FOREGOING AGREEMENT, THAT YOU FULLY UNDERSTAND THE TERMS AND CONDITIONS OF SUCH AGREEMENT AND THAT YOU ARE VOLUNTARILY EXECUTING THE SAME. IN ENTERING INTO THIS AGREEMENT, YOU DO NOT RELY ON ANY REPRESENTATION, PROMISE OR INDUCEMENT MADE BY THE RELEASEES WITH THE EXCEPTION OF THE CONSIDERATION DESCRIBED IN THIS DOCUMENT.

Accepted and agreed to:

/s/ John Hanson	6/11/13
John Hanson	Date

Dialogic Inc.
www.dialogic.com	1515 Route 10 East Parsippany, NJ 07054 Phone: 973 967-6607 John Hanson

EXHIBIT A

SUPPLEMENTAL AGREEMENT, REQUIRED IF THIS AGREEMENT IS SIGNED AND RETURNED BEFORE THE SEPARATION DATE:

You hereby confirm and ratify your acceptance of all terms of the Separation Agreement previously executed on June 11, 2013 including, but not limited to, your release of all claims against the Company as set forth in paragraph C. above, in exchange for the benefits described herein. You understand that the terms of paragraph C.2 (c) and (e) above also apply to your review and consideration of this Supplemental Agreement, and that severance benefits will not commence until the next payroll period that is at least eight days after the date on which You signed this Supplemental Agreement.

Accepted and agreed to:

/s/ John Hanson	6/11/13
[Employee Name]	Date

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, John Hanson, acknowledge that I was informed and understand that I have 21 days within which to consider the attached Agreement, have been advised of my right to consult with an attorney regarding such Agreement and have considered carefully every provision of the Agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into the Agreement prior to the expiration of the 21 day period.

/s/ John Hanson	6/11/13
[Employee Name]	Date

Dialogic Inc.
www.dialogic.com	1515 Route 10 East Parsippany, NJ 07054 Phone: 973 967-6607 John Hanson

EXHIBIT B

STOCK STATEMENT

Dialogic Inc.
Closing Statement	As Of = Termination Date	ID: 94-3409691
1504 McCarthy Blvd
Milpitas, CA 95035

Termination Date:	14-June-2013
Statement Effective Date:	14-June-2013

John Hanson	ID: 001247
[Home Address]

Exercisable Options

Number	Grant Date	Plan/ Type	Price ($)	Shares Granted	Shares Exercised	Shares Exercisable	Vesting Stop Date	Total Price ($)	Last Date To Exercise

00003979	09-Aug-12	2006/NQ	3.1500	15,000	0	0	14-Jun-13	0.00
00003871	27-Sep-11	2006/NQ	12.9500	39,112	0	18,227	14-Jun-13	236,039.65	14-Sep-13
00003870	27-Sep-11	2006/ISO	12.9500	30,888	0	10,939	14-Jun-13	141,660.05	14-Sep-13

		TOTALS		85,000	0	29,166		377,699.70

Releasable Restricted Stock Awards

Number	Grant Date	Plan/ Type	Price ($)	Shares Granted	Shares Released	Shares Releasable	Shares Cancelled

00003981	09-Aug-12	2006/RSU	0.0000	4,000	0	0	4,000
00003988	27-Mar-13	2006/RSU	0.0000	75,000	0	0	75,000

		TOTALS		79,000	0	0	79,000

Date:	6/5/2013
Time:	03:14:36PM
Page:	1

Dialogic Inc.
www.dialogic.com	1515 Route 10 East Parsippany, NJ 07054 Phone: 973 967-6607 John Hanson
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